Exhibit 99.1

NEWS

For immediate release

Contact:	Greg Moore Director of Investor Relations (630) 227-2081 E-mail address:gmoore@aarcorp.com Web address: www.aarcorp.com

AAR’S ORDER BACKLOG CONTINUES TO STRENGTHEN —
COMPANY TO ANNOUNCE SECOND QUARTER 2004 RESULTS ON DECEMBER 18

WOOD DALE, ILLINOIS (December 10, 2003) – AAR (NYSE: AIR) announced today that its order backlog has increased $45 million, or 44 percent, since the beginning of its fiscal year in June.  The increase is driven primarily by orders for the Company’s rapid deployment solutions, manufactured cargo systems and airframe maintenance services.

“We continue to make significant progress in our key markets. Demand for our Mobility Systems’ products remains strong and we expect this trend to continue as the U.S. Military seeks a more rapidly deployable force,” said AAR President and CEO, David P. Storch.  “The backlog at our airframe maintenance facility in Oklahoma has doubled since the beginning of the year, reflecting our selection by customers like Alaska Airlines and Mesa Air Group to provide a variety of light-to-heavy maintenance on aircraft in their fleets. We’ve also won several new orders for cargo systems, designed and manufactured for the conversion of wide-body aircraft.”

In other news, the Company will release financial results for its second quarter of Fiscal 2004 ended November 30, 2003 before the market opens on Thursday, December 18.  Following the earnings release, the Company will hold a conference call at 10:30 a.m. CST to discuss the results. The conference call can be accessed via dial-in (1-719-457-2665; conference code 776553). A replay of the call will be available (1-719-457-0820; conference code 776553) from approximately 1:30 p.m. CST on December 18 until 12 a.m. CST on Wednesday, December 24, 2003.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

AAR (NYSE: AIR) is the leading provider of aftermarket support to the worldwide aviation/aerospace industry.  Products and services include customized inventory management and logistics programs, encompassing supply, repair and manufacture of spare parts and systems.  Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators and independent service customers throughout the world.  Further information can be found at www.aarcorp.com.

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This press release contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: implementation of information technology systems, integration of acquisitions, marketplace competition, economic and aviation/aerospace market stability and Company profitability. Should one or more of these risks or uncertainties materialize adversely, or underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.